UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

CARROLS RESTAURANT GROUP, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

CARROLS RESTAURANT GROUP, INC.

968 James Street

Syracuse, NY 13203

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS to be held June 9, 2010

To the Stockholders of

Carrols Restaurant Group, Inc.:

You are invited to attend the annual meeting of stockholders (the “Meeting”) of CARROLS RESTAURANT GROUP, INC., a Delaware corporation (“we”, “us”, “our” and the “Company”), at the Sheraton Syracuse University Hotel & Conference Center, 801 University Avenue, Syracuse, NY 13210 on Wednesday, June 9, 2010, at 10:00 A.M. (EDT), for the following purposes:

(1)	To elect two directors of the Company as Class I directors to serve for a term of three years and until their successors have been duly elected and qualified;

(2)	To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the 2010 fiscal year; and

(3)	To consider and act upon such other matters as may properly come before the Meeting.

Only stockholders of record at the close of business on April 15, 2010 are entitled to receive notice of, and to vote at, the Meeting, and at any adjournment or adjournments thereof. A list of the stockholders of the Company as of the close of business on April 15, 2010 will be available for inspection during business hours for ten days prior to the Meeting at the Company’s principal executive offices located at 968 James Street, Syracuse, New York 13203.

You should be prepared to present a form of government-issued photo identification for admittance to the Meeting, such as a driver’s license, state-issued ID card or passport. In addition, if you are a stockholder of record, the inspector of elections will have your name on a list and you will be able to gain entry upon presentation of such photo identification. If you are not a stockholder of record, but hold shares through a broker, trustee, or nominee, you must provide proof of beneficial ownership as of the record date, such as an account statement or similar evidence of ownership, along with a form of photo identification. If you do not comply with the other procedures outlined above, you will not be admitted to the Meeting.

We are taking advantage of the Securities and Exchange Commission rule that allows us to deliver our proxy materials (which include the proxy statement included with this notice, our 2009 annual report and form of proxy card) to stockholders via the Internet. As a result, our stockholders will receive a mailing containing only a notice of the Meeting instead of paper copies of our proxy materials.

Your vote is important. Whether or not you plan to attend the Meeting, please review our proxy materials and request a proxy card to sign, date and return or submit your proxy by telephone or through the Internet. If you attend the Meeting in person, you may, if you desire, revoke your proxy and choose to vote in person even if you had previously sent in your proxy card or voted by telephone or the Internet.

By order of the Board of Directors,

JOSEPH A. ZIRKMAN,
Vice President, General Counsel and Secretary

Syracuse, New York

April 27, 2010

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2010 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 9, 2010

The Company’s Proxy Statement for the 2010 Annual Meeting of Stockholders is available at www.proxyvote.com.

CARROLS RESTAURANT GROUP, INC.

968 James Street

Syracuse, NY 13203

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

June 9, 2010

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors, also referred to as the Board of Directors or the Board, of CARROLS RESTAURANT GROUP, INC., a Delaware corporation, to be used at the annual meeting of stockholders (the “Meeting”) of the Company which will be held at the Sheraton Syracuse University Hotel & Conference Center, 801 University Avenue Syracuse, NY 13210 on Wednesday, June 9, 2010, at 10:00 A.M. (EDT), and at any adjournment or adjournments thereof.

All references in this Proxy Statement to the “Company”, “we”, “us”, and “our” refer to Carrols Restaurant Group, Inc.

Pursuant to the “notice and access” rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials (which include this proxy statement, our 2009 annual report and form of proxy) via the Internet. A Notice of Internet Availability of Proxy Materials (“Notice”) will be mailed to our stockholders of record and beneficial owners (stockholders who own their stock through a nominee such as a bank or broker). The document will instruct stockholders on how to access the proxy materials on a secure website referred to in the Notice or how to request printed copies.

In addition, by following the instructions in the Notice, stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis. Choosing to receive your future proxy materials by e-mail will save us the cost of printing and mailing documents to you. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

Your vote is important. Your shares can be voted at the Meeting only if you are present in person or represented by proxy. Even if you plan to attend the meeting, we urge you to authorize your proxy in advance. You may complete your proxy and authorize your vote by proxy over the Internet or by telephone. In addition, if you received paper copies of the proxy materials by mail, you can also complete your proxy and authorize your vote by mail by following the instructions on the proxy card. Completing your proxy and authorizing your vote by proxy over the Internet, by telephone or by written proxy card will ensure your representation at the Meeting regardless of whether you attend in person.

We encourage you to complete your proxy and authorize your vote by proxy electronically by going to the website www.proxyvote.com and entering your 12-digit control number located on your proxy card to create an electronic voting instruction form or complete your proxy and authorize your vote by calling the toll-free number (for residents of the United States and Canada) listed on your Notice and proxy card. Please have your Notice or proxy card in hand when going online or calling. If you complete your proxy and authorize your vote by proxy electronically over the Internet, you do not need to return your proxy card. If you choose to complete your proxy by mail, simply mark your proxy card, and then date, sign and return it in the postage-paid envelope provided.

If you hold your shares beneficially in street name through a nominee (such as a bank or broker), you may be able to complete your proxy and authorize your vote by proxy by telephone or the Internet as well as by mail. You should follow the instructions you receive from your nominee to vote these shares.

You may revoke your proxy at any time before it is voted at the Meeting by:

•	properly executing and delivering a later-dated proxy (including a telephone or Internet proxy authorization);

•	voting by ballot at the Meeting; or

•	sending a written notice of revocation to the inspector of election in care of the Corporate Secretary of the Company at the address listed above.

Unless so revoked, the shares represented by proxies will be voted at the Meeting. The shares represented by the proxies solicited by our Board of Directors will be voted in accordance with the directions given therein, but if no direction is given, such shares will be voted (i) FOR the election of the two named director nominees as Class I directors and (ii) FOR the ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the 2010 fiscal year.

Stockholders vote at the Meeting by casting ballots (in person or by proxy) which are tabulated by a person who is appointed by the Board of Directors before the Meeting to serve as inspector of election at the Meeting and who has executed and verified an oath of office. The affirmative vote of (i) a plurality of the shares present at the Meeting and entitled to vote on the subject matter is required to elect the director nominees to the Board of Directors and (ii) a majority of the shares present at the Meeting and entitled to vote on the subject matter is required to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the 2010 fiscal year and approve any other business which may properly come before the Meeting. Abstentions and broker “non-votes” are included in the determination of the number of shares present at the Meeting for quorum purposes. Abstentions will count as a vote against the proposals, other than the election of directors. Abstentions will not have an effect on the election of directors because directors are elected by a plurality of the votes cast. Broker “non-votes” are not counted in the tabulations of the votes cast on any of the proposals. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. There are no proposals at this Meeting which involve a broker “non-vote.”

Our principal executive offices are located at 968 James Street, Syracuse, New York 13203. The approximate date on which the Notice was first sent or given to stockholders was on or about April 27, 2010.

We use a 52 or 53 week fiscal year ending on the Sunday closest to December 31. For convenience, all references herein to the fiscal years ended December 28, 2008 and January 3, 2010 will hereinafter be referred to as the 2008 and 2009 fiscal years, respectively, or the fiscal years ended December 31, 2008 and 2009, respectively. All reference herein to the fiscal year ending January 2, 2011 will hereinafter be referred to as the 2010 fiscal year or the fiscal year ending December 31, 2010. Our fiscal year ended December 31, 2008 contained 52 weeks and our fiscal year ended December 31, 2009 contained 53 weeks.

VOTING SECURITIES

We had outstanding 21,649,870 shares of our common stock, par value $.01 per share (the “Common Stock”), at the close of business on April 15, 2010. Each share of Common Stock is entitled to one vote on each matter as may properly be brought before the Meeting. Only stockholders of record at the close of business on April 15, 2010 will be entitled to vote.

PROPOSAL 1—ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes of directors, with the classes as nearly equal in number as possible, each serving staggered three-year terms. As a result, approximately one third of our Board of Directors will be elected each year.

The terms of office of our Board of Directors are:

•	Class I directors, whose initial term will expire at this Meeting and when their successors are duly elected and qualify;

•	Class II directors, whose term will expire at the Annual Meeting of Stockholders to be held in 2011 and when their successors are duly elected and qualify; and

•	Class III directors whose term will expire at the Annual Meeting of Stockholders to be held in 2012 and when their successors are duly elected and qualify.

Our Class I directors are Alan Vituli and Daniel T. Accordino; our Class II directors are Joel M. Handel and Clayton E. Wilhite; and our Class III directors are Jack A. Smith, Brian P. Friedman and Nicholas Daraviras.

Two directors will be elected at the Meeting as Class I directors of the Company for a term of three years expiring at the Annual Meeting of Stockholders to be held in 2013 and until their respective successors shall have been elected and shall qualify. The election of directors requires the affirmative vote of a plurality of the shares of Common Stock present in person or by proxy at the Meeting. Each proxy received will be voted FOR the election of the nominees named below unless otherwise specified in the proxy. At this time, our Board of Directors knows of no reason why any nominee would be unable to serve. There are no arrangements or understandings between any nominee and any other person pursuant to which such person was selected as a nominee.

Our Corporate Governance and Nominating Committee has reviewed the qualifications of the nominees for director and has recommended each of the nominees for election to the Board of Directors.

Director Nominees’ Principal Occupations, Business Experience, Qualifications and Directorships

Name of Nominee	Principal Occupation	Age	Year Became a Director
Alan Vituli	Chief Executive Officer and Chairman of the Board of Directors of the Company	68	1986

Daniel T. Accordino	President, Chief Operating Officer and Director of the Company	59	1993

Alan Vituli has been Chairman of the Board of the Company since 1986 and Chief Executive Officer of the Company since March 1992. Between 1983 and 1985, Mr. Vituli was employed by Smith Barney, Harris Upham & Co., Inc. as a Senior Vice President responsible for real estate transactions. From 1966 until joining Smith Barney, Mr. Vituli was associated with the accounting firm of Coopers & Lybrand, first as an employee and then for 10 years as a partner. Among the positions held by Mr. Vituli at Coopers & Lybrand was National Director of Mergers and Acquisitions. Before joining Coopers & Lybrand, Mr. Vituli was employed in a family-owned restaurant business. From 1993 through our acquisition of Pollo Tropical, Inc. in 1998, Mr. Vituli served on the board of directors of Pollo Tropical, Inc. Mr. Vituli currently serves on the board of directors of Ruth’s Hospitality Group, Inc.

Mr. Vituli, Chairman and Chief Executive Officer of the Company, brings a broad range of skills, knowledge and business experience to the Board. He has a demonstrated track record of success as a business advisor, senior partner in both an international accounting firm and investment banking firm and as an entrepreneur.

Daniel T. Accordino has been President, Chief Operating Officer and a Director of the Company since February 1993. Before that, Mr. Accordino served as Executive Vice President—Operations from December 1986 and as Senior Vice President of Carrols Corporation, our wholly-owned subsidiary (“Carrols”), from April 1984. From 1979 to April 1984, he was Vice President of Carrols responsible for restaurant operations, having previously served as Assistant Director of Restaurant Operations. Mr. Accordino has been an employee of ours since 1972.

Mr. Accordino’s experience as our President and Chief Operating Officer since 1993 and as an employee of the Company in various capacities since 1972 gives him outstanding skills and insight into our challenges as well as extensive knowledge of the restaurant industry. Mr. Accordino brings to the Board significant leadership, management, operational, financial and brand management experience.

The Board of Directors unanimously recommends a vote FOR the election of the two named Class I nominees to our Board of Directors, Alan Vituli and Daniel T. Accordino. Proxies received in response to this solicitation will be voted FOR the election of the two named Class I nominees to our Board of Directors unless otherwise specified in the proxy.

Principal Occupation, Business Experience, Qualifications and Directorships of Other Members of the Board of Directors

The following table sets forth information with respect to each of the other members of the Board of Directors whose term extends beyond the Meeting, including the Class of such director and the year in which each such director’s term would expire.

Name	Age	Year Became a Director	Year Term Expires and Class
Clayton E. Wilhite	64	1997	2011 Class II
Joel M. Handel	74	2006	2011 Class II
Jack A. Smith	74	2006	2012 Class III
Brain Friedman	54	2009	2012 Class III
Nicholas Daraviras	36	2009	2012 Class III

Clayton E. Wilhite has served as a Director since July 1997. Since January 1998, Mr. Wilhite has been with CFI Group Worldwide LLC, and was Managing Partner of its North American Group from May 1998 to December 2004 and Managing Partner of CFI Worldwide LLC from January 2005, until his retirement on December 31, 2007. Mr. Wilhite continues to be a Senior Partner and shareholder of CFI Group Worldwide LLC. From September 1998 through December 2008, Mr. Wilhite served on the board of directors of CFI Group Worldwide LLC, an international management consulting firm specializing in measuring customer satisfaction. Between 1996 and 1998, he was the Chairman of Thurloe Holdings, L.L.C. From August 1996 through our acquisition of Pollo Tropical, Inc., Mr. Wilhite served on the board of directors of Pollo Tropical, Inc. Before 1996, Mr. Wilhite was with the advertising firm of D’Arcy Masius Benton & Bowles, Inc. having served as its Vice Chairman from 1995 to 1996, as President of DMB&B/North America from 1988 to 1995, and as Chairman and Managing Director of DMB&B/St. Louis from 1985 to 1988.

Mr. Wilhite brings valuable leadership, and strategic skills from 20 years as a CEO or COO in the management consulting, consumer marketing and advertising agency businesses. In addition, having served on our board since 1997 and on the Pollo Tropical board prior to its acquisition by us, he brings consumer based insights to our strategic planning process.

Joel M. Handel has served as a Director since December 14, 2006, the date of our initial public offering on which our Registration Statement on Form S-1 relating to the initial public offering of our common stock (the “IPO”) was declared effective by the SEC (the “Effective Time”). Since November 2008, Mr. Handel has been a partner in the law firm Seyforth Shaw LLP. From 2001 until joining Seyforth Shaw, Mr. Handel was a partner in the law firm of Brown Raysman Millstein Felder & Steiner LLP which merged with and became a part of Thelen Reid Brown Raysman & Steiner on December 1, 2006. From 1976 to 2001 he was managing partner of the law firm of Baer Marks & Upham LLP.

Mr. Handel has over 30 years experience as a partner in several major law firms and has a formal background and training in accounting and tax law. He has represented numerous public corporations and has been involved with numerous mergers and acquisitions and other corporate transactions and has significant expertise related to the business, financial, and legal issues facing public companies.

Jack A. Smith has served as a Director since the Effective Time. Mr. Smith is President of SMAT, Incorporated, a consulting company specializing in consumer services. Mr. Smith founded The Sports Authority, Inc., a national sporting goods chain, in 1987 where he served as Chief Executive Officer until September 1998 and as Chairman until April 1999. From 1982 until 1987, Mr. Smith served as Chief Operating Officer of Herman’s Sporting Goods. Prior to Herman’s, Mr. Smith served in executive management positions with other major retailers including Sears & Roebuck, Montgomery Ward, Jefferson Stores and Diana Shops. Mr. Smith also served on the board of directors of Darden Restaurants, Inc. and as the Chairman of the Darden Audit Committee from May 1995 through September 2009.

Mr. Smith, as a former senior executive of several major retail organizations, together with service on the boards of directors of several public companies, including Darden Restaurants, Inc., brings significant leadership, management, operational, financial and brand management experience to our Board.

Brian P. Friedman has served as a Director since July 2, 2009. Mr. Friedman has been President of Jefferies Capital Partners and its predecessors since 1997. Mr. Friedman has also been a director and executive officer of Jefferies Group, Inc. since July 2005 and Chairman of the Executive Committee of Jefferies & Co. since 2002. Mr. Friedman was previously employed by Furman Selz LLC and its successors, including serving as Head of Investment Banking and a member of its Management and Operating Committees. Prior to his 17 years with Furman Selz and its successors, Mr. Friedman was an attorney with the law firm of Wachtell Lipton Rosen & Katz. Mr. Friedman serves on several boards of directors of private portfolio companies. Aside from the board of directors of Jefferies Group, Inc., Mr. Friedman also serves on the board of the general partner on one public portfolio company, K-Sea Transportation.

Having an extensive career in both the legal and investment banking fields, Mr. Friedman brings to the Board significant experience related to the business and financial issues facing public corporations. In addition, through Mr. Friedman’s service on the boards of a number of his firm’s past and current portfolio companies, he combines significant executive experience with his knowledge of the strategic, financial and operational issues of retail companies.

Nicholas Daraviras has served as a Director since July 2, 2009. Mr. Daraviras is a Managing Director of Jefferies Capital Partners. Mr. Daraviras has been employed with Jefferies Capital Partners or its predecessors since 1996. Mr. Daraviras has served on the board of The Sheridan Group, Inc. since 2003 and served on the board of Edgen Corporation from January 2005 through May of 2007. He also serves on several boards of directors of private portfolio companies of Jefferies Capital Partners.

Mr. Daraviras brings significant experience with the strategic, financial and operational issues of retail companies in connection with his service on the boards of a number of his firm’s past and current portfolio companies.

Information Regarding Executive Officers

Name	Age	Position
Alan Vituli	68	Chief Executive Officer and Chairman of the Board of Directors of the Company
Daniel T. Accordino	59	President and Chief Operating Officer of the Company
Paul R. Flanders	53	Vice President, Chief Financial Officer and Treasurer of the Company
Joseph A. Zirkman	49	Vice President, General Counsel and Secretary of the Company
Timothy J. LaLonde	53	Vice President, Controller of the Company
Michael A. Biviano	53	Executive Vice President, Taco Cabana
James E. Tunnessen	55	Executive Vice President, Pollo Tropical

For biographical information regarding Alan Vituli and Daniel T. Accordino, please see pages 3 and 4 of this Proxy Statement.

Paul R. Flanders has been Vice President, Chief Financial Officer and Treasurer since April 1997. Before joining us, he was Vice President-Corporate Controller of Fay’s Incorporated, a retail chain, from 1989 to 1997, and Vice President-Corporate Controller for Computer Consoles, Inc., a computer systems manufacturer, from 1982 to 1989. Mr. Flanders was also associated with the accounting firm of Touche Ross & Co. from 1977 to 1982.

Joseph A. Zirkman has been Vice President and General Counsel since January 1993. He was appointed Secretary in February 1993. Before joining us, Mr. Zirkman was an associate with the New York City law firm of Baer Marks & Upham beginning in 1986.

Timothy J. LaLonde has been Vice President, Controller since July 1997. Before joining us, he was a controller at Fay’s Incorporated, a retailing chain, from 1992 to 1997. Prior to that, he was a Senior Audit Manager with the accounting firm of Deloitte & Touche LLP, where he was employed since 1978.

Michael A. Biviano has been Executive Vice President of Taco Cabana since January 2002. Prior to that, he was Vice President—Regional Director of Operations for our Burger King restaurants since 1989, having served as a district supervisor since 1983. Mr. Biviano has been an employee of ours since 1973.

James E. Tunnessen has been Executive Vice President of Pollo Tropical since August 2003. Prior to that he was Vice President—Regional Director of Operations for our Burger King restaurants since 1989, having served as a district supervisor from 1979. Mr. Tunnessen has been an employee of ours since 1971.

Information Regarding the Board of Directors and Committees

Family Relationships

There are no family relationships between any of our executive officers or directors.

Independence of Directors

During the fiscal year ended December 31, 2009, the Board met or acted by unanimous consent on six occasions. During the fiscal year ended December 31, 2009, each of the directors attended at least 75% of the aggregate number of meetings of the Board and of any committees of the Board on which they served. The Company does not have a policy on attendance by directors at our annual meeting of stockholders. All but two of our directors serving at such time attended our 2009 annual meeting of stockholders.

As required by the listing standards of The NASDAQ Stock Market LLC (“NASDAQ”), a majority of the members of our Board must qualify as “independent,” as affirmatively determined by our Board. Our Board determines director independence based on an analysis of such listing standards and all relevant securities and other laws and regulations regarding the definition of “independent”.

Consistent with these considerations, after review of all relevant transactions and relationships between each director, any of his or her family members, and us, our executive officers and our independent registered public accounting firm, the Board has affirmatively determined that a majority of our Board is comprised of independent directors. Our independent directors pursuant to NASDAQ are Messrs. Handel, Wilhite, Smith, Friedman and Daraviras.

Committees of the Board

The standing committees of our Board of Directors consist of an Audit Committee, a Compensation Committee, a Corporate Governance and Nominating Committee, and a Finance Committee. Our Board of Directors may also establish from time to time any other committees that it deems necessary or advisable.

Audit Committee

Our Audit Committee consists of Messrs. Wilhite, Smith and Handel, with Mr. Smith serving as the Chairman of the Audit Committee. All three current members of the Audit Committee satisfy the independence requirements of Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Rule 5605 of the NASDAQ listing standards. Each member of our Audit Committee is financially literate. In addition, Mr. Smith serves as our Audit Committee “financial expert” within the meaning of Item 407 of Regulation S-K of the Securities Act of 1933, as amended (the “Securities Act”), and has the financial sophistication required under the NASDAQ listing standards. Our Audit Committee, among other things:

•	reviews our annual and interim financial statements and reports to be filed with the SEC;

•	monitors our financial reporting process and internal control system;

•	appoints and replaces our independent outside auditors from time to time, determines their compensation and other terms of engagement and oversees their work;

•	oversees the performance of our internal audit function;

•	conducts a review of all related party transactions for potential conflicts of interest and approves all such related party transactions;

•

establishes procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and the confidential anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and

•	oversees our compliance with legal, ethical and regulatory matters.

The Audit Committee has the sole and direct responsibility for appointing, evaluating and retaining our independent registered public accounting firm and for overseeing their work. All audit services to be provided to us and all permissible non-audit services, other than de minimis non-audit services, to be provided to us by our independent registered public accounting firm are approved in advance by our Audit Committee. During the fiscal year ended December 31, 2009, the Audit Committee met or acted by unanimous consent on four occasions. The Audit Committee has adopted a formal written Audit Committee charter that complies with the requirements of the Exchange Act and the NASDAQ listing standards. A copy of the Audit Committee charter is available on the investor relations section of our website at www.carrols.com.

Audit Committee Report

The Company’s management has the primary responsibility for the financial statements and the reporting process, including the Company’s system of internal controls and disclosure controls and procedures. The independent registered public accounting firm audits the Company’s financial statements and expresses an opinion on the financial statements based on their audit. The independent registered public accounting firm also performs an annual audit of the Company’s system of internal control over financial reporting and expresses an opinion on these internal controls based on their audit. The Audit Committee oversees on behalf of the Board (i) the accounting, financial reporting and internal control processes of the Company and (ii) the audits of the financial statements and internal controls of the Company. The Audit Committee operates under a written charter adopted by the Board.

The Company has an Internal Audit Department that reports to the Audit Committee. The Committee reviews and approves the internal audit plan once a year and receives periodic updates of internal audit activity in meetings held at least quarterly throughout the year. Updates include discussions of audit project results, as well as quarterly assessments of internal controls.

The Audit Committee has met and held discussions with management and Deloitte & Touche LLP (“Deloitte”), the Company’s independent registered public accounting firm. Management represented to the Audit Committee that the Company’s financial statements for the year ended December 31, 2009 were prepared in accordance with generally accepted accounting principles. We discussed the financial statements with both management and Deloitte. We also discussed with Deloitte the matters required to be discussed by Statement on Auditing Standards No. 114, as amended “Communication with Audit Committees” and Public Company Accounting Oversight Board’s (PCAOB) Auditing Standard No. 5, “An Audit of Internal Control Over Financial Reporting That is Integrated with an Audit of Financial Statements.” The Audit Committee also discussed with Deloitte the firm’s independence from the Company and management, including the independent auditors’ written disclosures required by Independent Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees) as adopted by the PCAOB.

The Audit Committee also discussed with Deloitte the overall scope and plans for the audit. The Audit Committee met with Deloitte both with and without management, to discuss the results of their examination, the evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting.

Management has completed its annual documentation, testing, and evaluation of the Company’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee met periodically, both independently and with management, to review and discuss the Company’s progress in complying with Section 404, including PCAOB Auditing Standard No. 5 regarding the audit of the system of internal control over financial reporting. The Audit Committee also met periodically with Deloitte to discuss our internal controls and the status of the Company’s Section 404 compliance efforts. At the conclusion of the process, management provided the Audit Committee with a report on the effectiveness of our internal control over financial reporting. The Audit Committee continues to oversee the Company’s efforts related to its internal controls.

Based on the foregoing, we have recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2009, for filing with the Securities and Exchange Commission.

Audit Committee

Jack A. Smith, Chairman

Clayton E. Wilhite

Joel M. Handel

Compensation Committee

Our Compensation Committee consists of Messrs. Smith, Friedman (since July 30, 2009) and Wilhite, with Mr. Wilhite serving as the Chairman of the Compensation Committee. All of these members of our Compensation Committee are “independent” as defined under Rule 5605 of the NASDAQ listing standards. The purpose of our Compensation Committee is to discharge the responsibilities of our Board of Directors relating to compensation of our executive officers. Our Compensation Committee, among other things:

•	provides oversight on the development and implementation of the compensation policies, strategies, plans and programs for our outside directors and disclosure relating to these matters; and

•	reviews and approves the compensation of our Chief Executive Officer and the other executive officers of us and our subsidiaries.

The processes and procedures by which the Compensation Committee considers and determines executive officer compensation and outside directors’ compensation are described in the Compensation Discussion and Analysis included in this Proxy Statement. The Compensation Committee may form one or more subcommittees, each of which shall take such actions as shall be delegated by the Compensation Committee. The Compensation Committee has adopted a formal, written Compensation Committee charter that complies with SEC rules and regulations and the NASDAQ listing standards. During the fiscal year ended December 31, 2009, the Compensation Committee met or acted by unanimous consent on three occasions. A copy of the Compensation Committee charter is available on the investor relations section of our website at www.carrols.com.

Corporate Governance and Nominating Committee

Our Corporate Governance and Nominating Committee consists of Messrs. Handel and Wilhite, with Mr. Handel serving as the Chairman of the Corporate Governance and Nominating Committee. All of these members are “independent” as defined under Rule 5605 of the NASDAQ listing standards. Our Corporate Governance and Nominating Committee, among other things:

•

establishes criteria for Board and committee membership and recommends to our Board of Directors proposed nominees for election to the Board of Directors and for membership on committees of the Board of Directors;

•	makes recommendations regarding proposals submitted by our stockholders; and

•	makes recommendations to our Board of Directors regarding corporate governance matters and practices.

The Corporate Governance and Nominating Committee has adopted a formal written Corporate Governance and Nominating Committee charter that complies with SEC rules and regulations and the NASDAQ listing standards. During the fiscal year ended December 31, 2009, the Corporate Governance and Nominating Committee met or acted by unanimous written consent on two occasions. A copy of the Corporate Governance and Nominating Committee charter is available on the investor relations section of our website at www.carrols.com.

Nominations For The Board Of Directors

The Corporate Governance and Nominating Committee of the Board of Directors considers director candidates based upon a number of qualifications. The qualifications for consideration as a director nominee vary according to the particular area of expertise being sought as a complement to the existing composition of the Board. At a minimum, however, the Corporate Governance and Nominating Committee seeks candidates for director who possess:

•	the highest personal and professional ethics, integrity and values;

•	the ability to exercise sound judgment;

•	the ability to make independent analytical inquiries;

•	willingness and ability to devote adequate time, energy and resources to diligently perform Board and Board committee duties and responsibilities; and

•	a commitment to representing the long-term interests of the stockholders.

In addition to such minimum qualifications, the Corporate Governance and Nominating Committee takes into account the following factors when considering a potential director candidate:

•	whether the individual possesses specific industry expertise and familiarity with general issues affecting our business; and

•	whether the person would qualify as an “independent” director under SEC and NASDAQ rules.

The Corporate Governance and Nominating Committee has not adopted a specific diversity policy with respect to identifying nominees for director. However, the Corporate Governance and Nominating Committee takes into account the importance of diversified Board membership in terms of the individuals involved and their various experiences and areas of expertise.

The Corporate Governance and Nominating Committee shall make every effort to ensure that the Board and its committees include at least the required number of independent directors, as that term is defined by applicable standards promulgated by NASDAQ and/or the SEC. Backgrounds giving rise to actual or perceived conflicts of interest are undesirable. In addition, prior to nominating an existing director for re-election to the Board, the Corporate Governance and Nominating Committee will consider and review such existing director’s Board and Committee attendance and performance, independence, experience, skills and the contributions that the existing director brings to the Board.

The Corporate Governance and Nominating Committee has not in the past relied upon third-party search firms to identify director candidates, but may employ such firms if so desired. The Corporate Governance and Nominating Committee generally relies upon, receives and reviews recommendations from a wide variety of contacts, including current executive officers, directors, community leaders, and stockholders as a source for potential director candidates. The Board retains complete independence in making nominations for election to the Board.

The Corporate Governance and Nominating Committee will consider qualified director candidates recommended by stockholders in compliance with our procedures and subject to applicable inquiries. The Corporate Governance and Nominating Committee’s evaluation of candidates recommended by stockholders does not differ materially from its evaluation of candidates recommended from other sources. Pursuant to our amended and restated bylaws, any stockholder may recommend nominees for director not less than 90 days nor more than 120 days in advance of the anniversary date of the immediately preceding annual meeting of stockholders, by writing to Joseph A. Zirkman, Vice President, General Counsel and Secretary, Carrols Restaurant Group, Inc., 968 James Street, Syracuse, NY 13203, giving the name, Company stockholdings and contact information of the person making the nomination, the candidate’s name, address and other contact information, any direct or indirect holdings of our securities by the nominee, any information required to be disclosed about directors under applicable securities laws and/or stock exchange requirements, information regarding related party transactions with us, the nominee and/or the stockholder submitting the nomination, and any actual or potential conflicts of interest, the nominee’s biographical data, current public and private company affiliations, employment history and qualifications and status as “independent” under applicable securities laws and/or stock exchange requirements. All of these communications will be reviewed by our Secretary and forwarded to Joel M. Handel, the Chairman of the Corporate Governance and Nominating Committee, for further review and consideration in accordance with this policy. Any such stockholder recommendation should be accompanied by a written statement from the candidate of his or her consent to be named as a candidate and, if nominated and elected, to serve as a director.

Finance Committee

Our Finance Committee consists of Messrs. Vituli and Daraviras, with Mr. Vituli serving as the Chairman of the Finance Committee. Paul Flanders, our Vice President, Chief Financial Officer and Treasurer, serves as a non-Board advisor of the Finance Committee. Our Finance Committee, among other things:

•

Reviews and provides guidance to our Board of Directors and management about policies relating to the Company’s working capital; shareholder dividends and distributions; share repurchases; significant investments; capital and debt issuances; material financial strategies and strategic investments; and other transactions or financial issues that management desires to have reviewed by the Finance Committee; and

•	Will obtain or perform an annual evaluation of the Committee’s performance and make applicable recommendations.

Board Leadership Structure and Role in Risk Oversight

Board Leadership

The Chairman of our Board of Directors is also currently the Company’s Chief Executive Officer. Our Board of Directors does not currently have a lead independent director. Our Board of Directors believes that the Company’s current model of the combined Chairman/Chief Executive Officer role is the appropriate leadership structure for the Company at this time. The Board of Directors believes that each of the possible leadership structures for a board has its particular pros and cons, which must be considered in the context of the specific circumstances, culture and challenges facing a company, and that such consideration falls squarely on the shoulders of a company’s board and necessitates a diversity of views and experiences. Mr. Vituli’s combined role as Chairman and Chief Executive Officer promotes unified leadership and direction for the Board of Directors and executive management and it allows for a single, clear focus for the chain of command to execute our strategic initiatives and business plans.

Risk Oversight

Our Board of Directors believes that oversight of risk management is the responsibility of the full Board, with support from its committees and senior management. The Board of Directors’ principal responsibility in this area is to ensure that sufficient resources, with appropriate technical and managerial skills, are provided throughout the company to identify, assess and facilitate processes and practices to address serious risks. We believe that the current leadership structure enhances the Board of Directors’ ability to fulfill this oversight responsibility, as the Chairman and Chief Executive Officer is able to focus the board’s attention on the key risks facing the company.

Some risks, particularly those relating to normal operating liabilities, the protection against physical loss or damage to the company’s facilities, and the possibility of business interruption resulting from a large loss event, are contained and managed by legal contracts of insurance. The company’s insurance contracts are reviewed, managed and procured by the Company’s Risk Management and Legal departments to optimize their completeness and efficacy, and our Vice President of Human Resources advises the Board on matters relating to insurance as appropriate. Periodic presentations are made to the Board to identify and discuss risks and risk control and the Board members, and particularly the Audit Committee assess and oversee risk as a component of their review of the business and financial activity of the company.

Code of Ethics

We have adopted written codes of ethics applicable to our directors, officers and employees in accordance with the rules of the SEC and the NASDAQ listing standards. We make our codes of ethics available free of charge on the investor relations section of our website at www.carrols.com. We will disclose on our website amendments to or waivers from our codes of ethics in accordance with all applicable laws and regulations.

Section 16(A) Beneficial Ownership Reporting Compliance

Based upon a review of the filings furnished to us pursuant to Rule 16a-3(e) promulgated under the Exchange Act, and on representations from our executive officers and directors and persons who beneficially own more than 10% of our Common Stock, all filing requirements of Section 16(a) of the Exchange Act were complied with in a timely manner during the fiscal year ended December 31, 2009, except that (i) each of Mr. Vituli, Mr. Accordino, Mr. Biviano, Mr. Tunnessen, Mr. LaLonde, Mr. Flanders and Mr. Zirkman failed to timely file a Statement of Changes in Beneficial Ownership on Form 4 by January 19, 2009 and each such Form 4 was filed with the SEC on January 20, 2009; (ii) each of Mr. Handel, Mr. Smith and Mr. Wilhite failed to timely file a Statement of Changes in Beneficial Ownership on Form 4 by June 5, 2009 and each such Form 4 was filed with the SEC on June 22, 2009; (iii) BIB Holdings (Bermuda) Ltd., a former beneficial owner of more than 10% of our common stock, failed to timely file a Statement of Changes in Beneficial Ownership on Form 4 by July 7, 2009 and such Form 4 was filed with the SEC on July 8, 2009; and (iv) Adeyemi Olaseni Sonuga, a former director of the Company, failed to timely file a Statement of Changes in Beneficial Ownership on Form 4 by July 7, 2009 and such Form 4 was filed with the SEC on July 8, 2009.

Stockholder Communications With The Board Of Directors

Any stockholder or other interested party who desires to communicate with our Chairman of the Board of Directors or any of the other members of the Board of Directors may do so by writing to: Board of Directors, c/o Alan Vituli, Chief Executive Officer and Chairman of the Board of Directors, Carrols Restaurant Group, Inc., 968 James Street, Syracuse, NY 13203. Communications may be addressed to the Chairman of the Board, an individual director, a Board committee, the non-management directors or the full Board. Communications will then be distributed to the appropriate directors unless the Chairman determines that the information submitted constitutes “spam,” pornographic material and/or communications offering to buy or sell products or services.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information regarding beneficial ownership of our Common Stock as of April 15, 2010, by:

•	each person known by us to beneficially own more than 5% of all outstanding shares of our Common Stock;

•	each of our directors, nominees for director and Named Executive Officers (as defined in “Executive Compensation—Compensation Discussion and Analysis” herein) individually; and

•	all of our directors and executive officers as a group.

Except as otherwise indicated, to our knowledge, all persons listed below have sole voting power and investment power and record and beneficial ownership of their shares, except to the extent that authority is shared by spouses under applicable law.

The information contained in this table reflects “beneficial ownership” as defined in Rule 13d-3 of the Exchange Act. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person (and/or pursuant to proxies held by that person) that were exercisable on April 15, 2010 or became exercisable within 60 days following that date are considered outstanding, including those options to officers and directors authorized by board resolution, but not yet issued. However, such shares are not considered outstanding for the purpose of computing the percentage ownership of any other person, nor is there any obligation to exercise any of the options. Except as otherwise indicated, the address for each beneficial owner is c/o Carrols Restaurant Group, Inc., 968 James Street, Syracuse, NY 13203.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Jefferies Capital Partners IV L.P.	6,559,739	30.3%
Jefferies Employee Partners IV LLC
JCP Partners IV LLC (1)
Alan Vituli (2)	1,834,593	8.5%
Daniel T. Accordino (3)	827,601	3.8%
Paul R. Flanders (4)	98,384	*
James E. Tunnessen (5)	71,190	*
Michael A. Biviano (6)	101,678	*
Joel M. Handel (7)	11,200	*
Clayton E. Wilhite (7)	56,352	*
Brian P. Friedman (8)	6,559,739	30.3%
Nicholas Daraviras (9)	—	—
Jack A. Smith (8)	21,200	*
All directors and executive officers as a group (10)	9,725,772	45.0%

*	Less than one percent
(1)	Information was obtained from Schedule 13D filed on June 26, 2009. JCP IV (as defined below) is the record owner of 5,695,472 shares, JEP (as defined below) is the record owner of 655,985 shares and JCP (as defined below) is the record owner of 208,282 shares. The shares held by the JCP Group (as defined below) may be deemed to be beneficially owned by JCP IV LLC (“General Partner”), the general partner of JCP IV and the managing member of each of JEP and JCP. The shares held by the General Partner may be deemed to be beneficially owned by Jefferies Capital Partners IV LLC (“Manager”), the managing member of the General Partner. Brian P. Friedman and James L. Luikart, are each managing members of the Manager and in such capacity may each be deemed to be beneficial owner of the shares. The address for each of JCP IV, JEP, JCP, General Partner, Manager, Mr. Friedman and Mr. Luikart is 520 Madison Avenue, 10th Floor, New York, New York 10022.

(2)	Includes 1,373,772 shares held by the Vituli Family Trust, 221,321 shares held by CJN Enterprises, of which Mr. Vituli is a general partner, and 239,500 shares that are issuable upon the exercise of stock options held by the Vituli Family Trust that are presently exercisable or exercisable within 60 days of April 15, 2010. CJN Enterprises is a partnership of family members of Mr. Vituli and of which Mr. Vituli is the general partner. All shares are deemed to be beneficially owned by Mr. Vituli. Excludes 15,695 shares held by the Alan Vituli Charitable Remainder Trust, of which Mr. Vituli is not deemed to have beneficial ownership.
(3)	Includes 168,733 shares that are issuable upon the exercise by Mr. Accordino of stock options that are presently exercisable or exercisable within 60 days of April 15, 2010.
(4)	Includes 18,440 shares that are issuable upon the exercise by Mr. Flanders of stock options that are presently exercisable or exercisable within 60 days of April 15, 2010.
(5)	Includes 19,898 shares that are issuable upon the exercise by Mr. Tunnessen of stock options that are presently exercisable or exercisable within 60 days of April 15, 2010.
(6)	Includes 19,898 shares that are issuable upon the exercise by Mr. Biviano of stock options that are presently exercisable or exercisable within 60 days of April 15, 2010.
(7)	Includes 4,500 shares that are issuable upon the exercise by each of Mr. Handel, Mr. Smith and Mr. Wilhite, respectively, of stock options that are exercisable within 60 days of April 15, 2010.
(8)	Includes 6,559,739 shares held by affiliates of the JCP Group as reported in footnote (1) above. Mr. Friedman is a managing member of the Manager and therefore he may be deemed to share voting and investment power over the shares owned by these entities, and therefore to beneficially own such shares.
(9)	The address of the Mr. Daraviras is 520 Madison Avenue, 10th Floor, New York, New York 10022.
(10)	Includes 511,467 shares that are issuable upon the exercise by our executive officers and directors upon the exercise of stock options that are presently exercisable or exercisable within 60 days of April 15, 2010. Also includes 6,559,739 shares held by affiliates of JCP Group as reported in footnote (1) above. Mr. Friedman is a managing member of the Manager and therefore he may be deemed to share voting and investment power over the shares owned by these entities, and therefore to beneficially own such shares.

Equity Ownership of Jefferies Capital Partners

On July 2, 2009, Jefferies Capital Partners IV LP (“JCP IV”), Jefferies Employee Partners IV LLC (“JEP”) and JCP Partners IV LLC (“JCP” and, collectively with JCP IV and JEP, the “JCP Group”), which are funds managed by Jefferies Capital Partners, a private equity investment firm, consummated transactions pursuant to which the JCP Group purchased an aggregate of 6,559,739 shares of the Company’s common stock, currently comprising approximately 30.3% of the Company’s outstanding common stock from funds managed by affiliates of Madison Dearborn Partners, LLC (“MDP”), and BIB Holdings (Bermuda) Ltd., a wholly-owned subsidiary of Bahrain International Bank (E.C.) (“BIB”). In connection with these transactions, Robin P. Selati, managing director of MDP, and Olaseni Adeyemi Sonuga, the General Manager of BIB, resigned as directors of the Company and Messrs. Friedman and Daraviras were appointed to our Board of Directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Registration Agreement

On June 16, 2009, the Company entered into a Registration Rights Agreement dated as of June 16, 2009 (the “Registration Rights Agreement”), by and among the Company and the JCP Group. The Registration Rights Agreement provides that the JCP Group and their affiliates may make up to five (5) demands to register the Company’s common stock held by them under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Rights Agreement also provides that whenever the Company registers shares of its common stock under the Securities Act (other than on a Form S-4 or Form S-8), then the JCP Group and its affiliates will have the right to register their shares of the Company’s common stock as part of that registration. The registration rights under this agreement are subject to the rights of the managing underwriters, if any, to reduce or exclude certain shares owned by the JCP Group and their affiliates from an underwritten registration. Except as otherwise provided in the Registration Rights Agreement, the Registration Rights Agreement requires the Company to pay for all costs and expenses, other than underwriting discounts, commissions and underwriters’ counsel fees, incurred in connection with the registration of the common stock and to indemnify the JCP Group against certain liabilities, including liabilities under the Securities Act.

Pursuant to a registration agreement dated March 27, 1997 and amended December 14, 2006, Messrs. Vituli, Accordino and Zirkman have the right, whenever the Company registers shares of its common stock under the Securities Act (other than on a Form S-4 or Form S-8), including pursuant to a demand by the JCP Group and its affiliates, to register their shares of the Company’s common stock as a part of that registration, which rights are pari pasu with similar “piggyback” rights held by the JCP Group. Such registration rights are subject to the rights of the managing underwriters, if any, to reduce or exclude certain shares owned by such stockholders from the registration. The registration agreement requires the Company to pay for all costs and expenses, other than underwriting discounts and commissions for these stockholders, incurred in connection with the registration of their shares under the registration agreement. Under the registration agreement, we have agreed to indemnify these stockholders against certain liabilities, including liabilities under the Securities Act.

Related Party Transaction Procedures

The Board of Directors has assigned responsibility for reviewing related party transactions to our Audit Committee. The Board of Directors and the Audit Committee have adopted a written policy pursuant to which certain transactions between us or our subsidiaries and any of our directors or executive officers must be submitted to the Audit Committee for consideration prior to the consummation of the transaction as required by the rules of the SEC. The Audit Committee reports to the Board of Directors on all related party transactions considered.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

Our Compensation Committee has responsibility for determining and approving the compensation programs for our Chairman of the Board and Chief Executive Officer (the “CEO”) and our other executive officers named in the Summary Compensation Table (the “Named Executive Officers”). As described below, the principal elements of our compensation programs include base salary, annual bonus, long-term incentives including stock options and the ability to defer the receipt of current compensation. Our CEO recommends to the Compensation Committee the base salary, annual bonus and long term compensation levels for the other Named Executive Officers.

Other than cash bonuses under our Executive Bonus Plan, the compensation paid to or earned by the Named Executive Officers in the 2009 fiscal year was, for the most part, approved by the Compensation Committee as part of a comprehensive compensation plan put in place in connection with our December 2006 IPO. Towers Perrin, a nationally recognized, independent consulting firm, was retained prior to the IPO to conduct an analysis of major elements of our executive compensation program, including an analysis of base compensation for our CEO and other executive officers, including the Named Executive Officers, compared to relevant peer companies based on data available at that time. At the time of the IPO and during the immediately succeeding fiscal years, we believed that our executive compensation plans and amounts were comparable to those offered by other restaurant companies with which we compete for executive talent. Since Towers Perrin’s analysis the Compensation Committee has not engaged in any benchmarking or market-check of our competitors’ compensation practices. For the 2010 fiscal year, our Compensation Committee has retained Mercer (US) Inc. to review the Company’s compensation policies, plans and amounts for the CEO and other executive officers, including the Named Executive Officers.

In response to the severe and continued economic downturn and consistent with our efforts to control costs and expenses to the extent possible, the base compensation of our CEO and each Named Executive Officer was frozen in the 2009 fiscal year at the 2008 fiscal year levels and, during the period since the IPO through the 2009 fiscal year, have increased minimally from the levels set in connection with the IPO. Also, our Executive Bonus Plan structure and composition remained largely unchanged during such period. Our 2009 Executive Bonus Plan was approved in January 2009 by the Compensation Committee in place at that time.

Objectives of Compensation Program

The primary objectives of our executive compensation programs are to enable us to attract and retain executives with the requisite qualifications and experience to achieve our business objectives. We accomplish this by utilizing compensation programs that encourage, recognize and reward individual performance and tie a portion of compensation to long-term Company performance. Our programs were designed to permit flexibility in establishing compensation for each individual based upon job responsibilities, individual performance and our results. Our programs were also designed to provide incentives to improve short term performance, achieve long-term sustainable growth in earnings and align the interests of our executive team with our stockholders.

While the Compensation Committee is primarily responsible for the overall oversight of our executive compensation, the CEO, with the assistance of other members of management, provides recommendations with respect to compensation for the other executive officers.

The Compensation Committee believes that the CEO’s input is valuable in determining the compensation of other executive officers given his day to day role in the Company and his responsibility in establishing and implementing the Company’s strategic plans. Therefore, while the Compensation Committee has been and will be primarily responsible for determining executive compensation, the CEO will continue to provide his input and recommendations to the Compensation Committee with respect to compensation for the other executive officers.

Elements of Our Compensation Programs

Our executive compensation program has consisted of short-term compensation (salary and annual incentive bonus) and long-term compensation (stock options) to achieve our goal of improving earnings and achieving long term sustainable growth in revenues and earnings which we believe constitutes alignment with stockholders’ interests.

Short-Term Compensation

Base Salary.    The Compensation Committee annually reviews and approves the base salaries of our executive officers based upon recommendations from our CEO. Increases are not preset and typically take into account the individual’s performance, responsibilities of the position, potential to contribute to the long term objectives of the company, management skills, future potential and periodically from competitive data. Our executive compensation plan in place since the IPO was designed to compensate our CEO and executive officers, including the Named Executive Officers, with modest annual increases in base salaries combined with the opportunity to earn up to approximately double the amount of base salary in annual cash incentive bonuses based on Company and individual performance, in order to align the interests of our CEO and Named Executive Officers with those of our stockholders.

Factors considered in salary planning included Company performance, budgetary and cost containment issues, competitive market data (from time to time) and current salary levels, as appropriate. At the end of the year, the CEO evaluates each Named Executive Officer’s performance and expected future contributions.

For the 2009 fiscal year, the base salaries of our CEO, Alan Vituli, and our President and Chief Operating Officer, Daniel T. Accordino (“President”), were determined pursuant to employment agreements with each of Mr. Vituli and Mr. Accordino, which became effective as of the Effective Time of the IPO in December 2006 and which were amended and restated as of December 13, 2008. Under such employment agreements, the base salaries for Mr. Vituli and Mr. Accordino in the 2009 fiscal year were fixed at $672,700 and $517,500 per year, respectively. The employment agreements provide that the base salaries of Messrs. Vituli and Accordino may be increased annually at the sole discretion of the Compensation Committee.

In the 2009 fiscal year, in response to the severe and continued economic downturn and in an effort to contain the Company’s costs, our CEO, our President and our executive officers, including the other Named Executive Officers, did not receive any increase in their respective base salaries over the levels established for the 2008 fiscal year.

Annual Incentive Bonus Payments.    Annual cash bonuses have been an important component of our compensation program for our executive officers and the Executive Bonus Plan has been approved by the Compensation Committee. Our Executive Bonus Plan has been established annually by the Compensation Committee and measures performance over the Company’s fiscal year. Under our Executive Bonus Plan, annual incentive bonus payments are typically paid in March based on performance for the prior fiscal year.

Each of the Named Executive Officers has been eligible to receive a maximum annual incentive bonus ranging from 90% to 105% of base salary, depending on position. With respect to each of the Named Executive Officers other than James E. Tunnessen and Michael A. Biviano, the majority of the potential bonus payments have been tied to the level of increase in earnings per share (“EPS”) (as defined and measured under the Executive Bonus Plan) and provided for larger payments to the extent that those thresholds are exceeded. Half of the potential bonus payment for Mr. Tunnessen has been tied to the level of increase in segment value of Pollo Tropical (as defined and measured under the Pollo Tropical Executive Bonus Plan). Half of the potential bonus payment for Mr. Biviano has been tied to the level of increase in segment value of Taco Cabana (as defined and measured under the Taco Cabana Executive Bonus Plan).

Our CEO’s and President’s maximum bonuses were established at 105% and 100%, respectively, of their base salaries, and were based solely on our financial performance and the increase in EPS in the 2009 fiscal year as compared to the EPS for the 2008 fiscal year. Under the Executive Bonus Plan, EPS was defined as the earnings per share of the Company (based on fully diluted shares outstanding) in accordance with GAAP, excluding, at the Compensation Committee’s reasonable discretion, gains or losses that are extraordinary, unusual or non-recurring and may also be based on pro forma calculations. Specifically excluded were gains/losses on the sale of restaurant properties, gains from insurance settlements, the effect of a 53rd week in the 2009 fiscal year, and gains/losses from the extinguishment of debt. Under the plan, no adjustments were made for unusual events in the ordinary course including, among other things, reserves or writedowns for valuation of assets, hurricanes, and changes in commodity costs. Under the Executive Bonus Plan, if we achieved at least a 10% increase in EPS in the 2009 fiscal year as compared to the 2008 fiscal year (as determined by the Compensation Committee in accordance with the plan), each of our CEO and President was entitled to receive a bonus at the rate of 3.5% of his respective base compensation for each 1% increase in excess of the minimum of 10%, up to the maximum percentage of base salaries set forth above. EPS, as calculated in accordance with the terms of the Executive Bonus Plan, was $0.91 per share in the 2009 fiscal year, an increase of 100.5% (the “EPS Increase”) over $0.45 in the 2008 fiscal year, which resulted in our CEO earning $706,343, or 105% of his base salary, and our President earning $517,500, or 100% of his base salary, in incentive bonus compensation for the 2009 fiscal year.

The following is a reconciliation of EPS under the Executive Bonus Plan to the Company’s diluted net income per share (as set forth in the Company’s audited consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009):

(amounts per share)	2008	2009
Diluted net income per share	$0.591	$1.00
Adjustments to exclude:
Gain on extinguishment of debt	0.126
Insurance gains	0.013	0.017
Gains on sale of real estate		0.006
Effect of 53rd week		0.075

EPS for Executive Bonus Plan	$0.452	$0.905

With respect to the other Named Executive Officers under the Executive Bonus Plan, if we achieved at least a 10% increase in EPS in the 2009 fiscal year as compared to the 2008 fiscal year, Paul R. Flanders, our Vice President and Chief Financial Officer, would be entitled to receive a bonus at the rate of 2% of his base salary for each 1% increase in EPS in excess of the minimum of 10%, up to a maximum of 60% of his base salary. The EPS Increase resulted in Mr. Flanders earning $153,360, or 60% of his base salary, in incentive bonus compensation for the 2009 fiscal year. In addition, Mr. Flanders was also eligible to receive a bonus of up to 30% of base salary, based on his individual attainment of specified goals and objectives established for the year. Payments of that portion of Mr. Flanders’ bonus tied to individual goals are determined based on the discretion of the CEO and the President based on evaluating achievement of Mr. Flanders’ goals and objectives. The determination of whether goals and objectives were met by each Named Executive Officer is not a formulaic, objective or quantifiable standard; rather, the individual performance considerations were just factors (among others) that were generally taken into account in the course of making subjective judgments in connection with the compensation decision. The payment of this portion of the bonus is also conditioned, in its entirety, on the achievement of a pre-determined minimum level of total EBITDA for the Company, which as defined in the Executive Bonus Plan, was 90% of the Company’s budgeted total EBITDA. For the 2009 fiscal year, the minimum level of total EBITDA for the Company was $82.2 million, which the Company surpassed by generating $90.1 million in total EBITDA. Based on Mr. Flanders’ attainment of his individual specified goals and objectives, Mr. Flanders earned an additional $65,178, or 25.5% of his base salary, in incentive bonus compensation for the 2009 fiscal year. As a result of the foregoing, Mr. Flanders earned a total annual incentive bonus for the 2009 fiscal year of $218,538, or 85.5% of his base salary. See Note 12 of our audited consolidated financial statements for a reconciliation of Segment EBITDA for all three of our segments to net income.

Under the Pollo Tropical Executive Bonus Plan, James E. Tunnessen, the Executive Vice President, Pollo Tropical, would receive a bonus if the Pollo Tropical segment value increased more than 10% in the 2009 fiscal year as compared to the 2008 fiscal year and such bonus would be earned at the rate of 2% of Mr. Tunnessen’s base salary for each 1% increase in Pollo Tropical segment value in excess of the minimum of 10% up to a maximum bonus of 50% of Mr. Tunnessen’s base salary. Under the plan, Pollo Tropical segment value was based upon a formula starting with Segment EBITDA of Pollo Tropical, as adjusted for certain allocated costs, rent payments on lease financing obligations and certain non-recurring items. This calculation was then further reduced for certain capital expenditures, multiplied by a fixed multiple, and then reduced by any Pollo Tropical non-trade indebtedness (as defined but which does not include the Company’s senior or subordinated debt). In calculating the change in Pollo Tropical segment value compared to the prior year, further consideration was given to include the effect of the net change in intercompany amounts with Carrols, capital advances, contributions and redemptions. Pollo Tropical segment value for the 2009 fiscal year increased 26.5% over the 2008 fiscal year. Such increase resulted in Mr. Tunnessen earning an additional $96,761, or 33.0% of his salary, in incentive bonus compensation for the 2009 fiscal year. Also, if we achieved at least a 10% increase in EPS (as determined above) in the 2009 fiscal year as compared to the 2008 fiscal year, Mr. Tunnessen would also earn a bonus at the rate of 2% of his base salary for each 1% increase in EPS in excess of the minimum of 10% up to a maximum of 17% of his base salary. The EPS Increase resulted in Mr. Tunnessen earning $49,811 or 17.0% of his base salary, in incentive bonus compensation for the 2009 fiscal year. In addition, Mr. Tunnessen was also eligible to receive a bonus of up to 33% of his base salary, which is based on his attainment of specified goals and objectives established for the year for Mr. Tunnessen and determined and paid in the same manner as provided above for Mr. Flanders. The payment of this portion of the bonus is also conditioned, in its entirety, on the achievement of a predetermined minimum level of Segment EBITDA of Pollo Tropical (as disclosed in our audited consolidated financial statements). As set forth in the Executive Bonus Plan, the minimum level of Segment EBITDA for Pollo Tropical for the 2009 fiscal year was $24.1 million, which Pollo Tropical surpassed by generating $26.2 million in Segment EBITDA for Pollo Tropical. Consequently, based on Mr. Tunnessen’s attainment of his individual specified goals and objectives, Mr. Tunnessen earned an additional $91,857, or 31.4% of his base salary, in incentive bonus compensation for the 2009 fiscal year. As a result of the foregoing, Mr. Tunnessen’s earned a total annual incentive bonus for the 2009 fiscal year of $238,428, or 81.4% of his base salary.

Under the Taco Cabana Executive Bonus Plan, Michael A. Biviano, the Executive Vice President, Taco Cabana, would receive a bonus if the Taco Cabana segment value increased more than 10% in the 2009 fiscal year as compared to the 2008 fiscal year and such bonus would be earned at the rate of 2% of Mr. Biviano’s base salary for each 1% increase in Taco Cabana segment value in excess of the minimum of 10% up to a maximum bonus of 50% of Mr. Biviano’s base salary. Under the plan, Taco Cabana segment value was based upon a formula starting with Segment EBITDA of Taco Cabana, as adjusted for certain allocated costs, rent payments on lease financing obligations and certain non-recurring items. This calculation was then further reduced for certain capital expenditures, multiplied by a fixed multiple, and then reduced by any Taco Cabana non-trade indebtedness (as defined but which does not include the Company’s senior or subordinated debt). In calculating the change in Taco Cabana segment value compared to the prior year, further consideration was given to include the effect of the net change in intercompany amounts with Carrols, capital advances, contributions and redemptions. Taco Cabana segment value for the 2009 fiscal year increased 26.8% over the 2008 fiscal year. Such increase resulted in Mr. Biviano earning an additional $98,185, or 33.5% of his salary, in incentive bonus compensation for the 2009 fiscal year. Also, if we achieved at least a 10% increase in EPS (as determined above) in the 2009 fiscal year as compared to the 2008 fiscal year, Mr. Biviano would also earn a bonus at the rate of 2% of his base salary for each 1% increase in EPS in excess of the minimum of 10% up to a maximum of 17% of his base salary. The EPS Increase resulted in Mr. Biviano earning an additional $49,811, or 17.0% of his base salary, in incentive bonus compensation for the 2009 fiscal year. In addition, Mr. Biviano was also eligible to receive a bonus of up to 33% of his base salary, which is based on his attainment of specified goals and objectives established for the year for Mr. Biviano and determined and paid in the same manner as provided above for Messrs. Flanders and Tunnessen. The payment of this portion of the bonus was also conditioned, in its entirety, on the achievement of a predetermined minimum level of Segment EBITDA of Taco Cabana (as disclosed in our audited consolidated financial statements). As set forth in the Executive Bonus Plan, the minimum level of Segment EBITDA for Taco Cabana for the 2009 fiscal year was $30.8 million which Taco Cabana surpassed by generating $31.0 million in Segment EBITDA for Taco Cabana. Consequently, based on Mr. Biviano’s attainment of his individual specified goals and objectives, Mr. Biviano earned an additional $87,022, or 29.7% of his base salary, in incentive bonus compensation for the 2009 fiscal year. As a result of the foregoing, Mr. Biviano earned a total annual incentive bonus for the 2009 fiscal year of $235,018, or 80.2% of his base salary.

Long-Term Compensation

The long-term incentive compensation utilized by us for our senior management has been an equity based compensation plan designed to create alignment of senior management’s interests with those of our long term stockholders. Specific stock option grants to our CEO and our executive officers, including the Named Executive Officers, have been based on job responsibilities and rewarding individual performance and also take into account the number of shares of our common stock available for grant and issuance under our stock incentive plan. Stock options utilized in the plan have a time-based vesting schedule with a certain percentage of options vesting over a period of time established by the Compensation Committee under our 2006 Stock Incentive Plan, which we refer to as our stock incentive plan. During the 2007 fiscal year, our Compensation Committee established a policy with respect to granting stock options under our stock incentive plan. The Compensation Committee established a policy to annually grant stock options to employees, including the Named Executive Officers, on each January 15 (with an alternative date of July 15 for new employees or employees promoted after January 15). Accordingly, the measurement of the value of any stock option would be based upon the price of our Common Stock at the close of business on those respective grant dates. The Compensation Committee would annually grant such stock options on January 15 based upon recommendations from our CEO, who would provide such recommendations after evaluating the individual performance of our employees (including the Named Executive Officers (other than the CEO)). Such performance evaluations coincide with our normal end of year annual review process for employees and senior management. This has been an important component of the total compensation package for the Named Executive Officers and has been an important retention tool. Because the Compensation Committee’s policy has been to grant options annually on a fixed date, the Compensation Committee may grant stock options at a time when it, as well as the CEO and senior management, may be aware of material non-public information that, once made public, could either have a positive or negative effective on the price of our Common Stock.

2006 Stock Incentive Plan.    In connection with our IPO, we adopted our stock incentive plan, which provides for the grant of stock options and stock appreciation rights, stock awards, performance awards, outside director stock options and outside director stock awards. Any officer, employee, associate, director and any consultant or advisor providing services to us are eligible to participate in the stock incentive plan.

The stock incentive plan is administered by the Compensation Committee which approves awards and may base its considerations on recommendations by our CEO. The Compensation Committee has the authority to (1) approve stock incentive plan participants, (2) approve whether and to what extent stock options, stock appreciation rights and stock awards are to be granted and the number of shares of stock to be covered by each award (other than an outside director award), (3) approve forms of agreement for use under the stock incentive plan, (4) determine terms and conditions of awards (including, but not limited to, the option price, any vesting restriction or limitation, any vesting acceleration or waiver or forfeiture, and any right of repurchase, right of first refusal or other transfer restriction regarding any award), (5) modify, amend or adjust the terms and conditions of any award, (6) determine the fair market value, and (7) determine the type and amount of consideration to be received by us for any stock award issued.

Stock option grants were made to the CEO and the Named Executive Officers on January 15, 2009 and January 15, 2008. No stock options or other equity awards were granted to any Named Executive Officers in 2007. Please see page 24 under the table entitled “Grants of Plan-Based Awards” for information on the amount and terms of the options granted to the CEO and Named Executive Officers in the 2009 fiscal year.

Other Benefits

The Company offers certain other benefits to the CEO and Named Executive Officers as described below. Such benefits are not taken into account in determining such individuals’ base salary, annual incentive bonus or equity based compensation.

Deferred Compensation Plan.    We provide certain benefits under The Carrols Corporation and Subsidiaries Deferred Compensation Plan (the “Deferred Compensation Plan”) which is discussed on page 26 of this Proxy Statement.

Change of Control and Severance Benefits.    For a discussion of change of control arrangements or severance arrangements and the triggers for payments under such arrangements, please see pages 27 through 29 of this Proxy Statement under the heading “Potential Payments Upon Termination or Change of Control”.

Other Post-Employment Benefits.    The employment agreements for Messrs. Vituli and Accordino each provide for continued coverage under our welfare and benefits plans for such executive officer and his eligible dependents after cessation of employment with the Company for the remainder of their respective lives.

Compensation for the Named Executive Officers

As mentioned above, in December 2006, we entered into an employment agreement with our CEO, Alan Vituli, which became effective as of the Effective Time of our IPO, which employment agreement was amended and restated as of December 13, 2008. Such amended and restated employment agreement governs the terms of Mr. Vituli’s compensation, including initially establishing his base salary. Mr. Vituli’s employment agreement is further described on pages 23 and 24 of this Proxy Statement.

Also, as mentioned above, in December 2006, we entered into an employment agreement with our President, Daniel T. Accordino, which became effective as of the Effective Time. This employment agreement was amended and restated as of December 13, 2008. Such amended and restated employment agreement governs the terms of Mr. Accordino’s compensation, including initially establishing his base salary. Mr. Accordino’s employment agreement is further described on page 24 of this Proxy Statement.

None of the other Named Executive Officers have an employment agreement with us.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement on Schedule 14A.

Compensation Committee

Clayton E. Wilhite, Chairman

Jack A. Smith

Brian P. Friedman

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee for the fiscal year ended December 31, 2009 were Brian P. Friedman (since July 30, 2009), Jack A. Smith and Clayton E. Wilhite. Robin P. Selati served on the Compensation Committee during the fiscal year ended December 31, 2009 until his resignation as a member of our Board of Directors on July 2, 2009. None of the members of the Compensation Committee were, during such year, an officer of the Company or any of its subsidiaries or had any relationship with the Company other than serving as a director of the Company. In addition, no executive officer of the Company served as a director or a member of the compensation committee of any other entity one of whose executive officers served as a director or on the Compensation Committee of the Company. None of the members of the Compensation Committee has any relationship required to be disclosed under this caption under the rules of the SEC.

SUMMARY COMPENSATION TABLE

The following table summarizes compensation awarded or paid to, or earned by, each of the Named Executive Officers for the fiscal years ended December 31, 2009, 2008 and 2007.

Name and Principal Position	Year	Salary ($)	Bonus (1)($)	Stock Awards ($)	Option Awards (2)($)	Non- Equity Incentive Plan Compensation ($)	Change in Nonqualified Deferred Compensation Earnings (3)($)	All Other Compensation ($)	Total ($)
Alan Vituli	2009	$672,700	$706,343	—	$97,565	—	$40,800	—	$1,517,408
Chairman of the Board and Chief Executive Officer	2008	$672,700	$—	—	$234,288	—	$30,054	—	$937,042
	2007	$650,008	$474,565	—	$—	—	$32,056	—	$1,156,629

Daniel T. Accordino	2009	$517,500	$517,500	—	$72,800	—	$39,391	—	$1,147,191
President, Chief Operating Officer and Director	2008	$517,500	$—	—	$178,355	—	$31,718	—	$727,573
	2007	$500,008	$365,050	—	$—	—	$27,938	—	$892,996

Paul R. Flanders	2009	$255,600	$218,538	—	$11,375	—	—	—	$485,513
Vice President, Chief Financial Officer and Treasurer	2008	$255,600	$—	—	$30,655	—	—	—	$286,255
	2007	$247,008	$170,806	—	$—	—	—	—	$417,814

James E. Tunnessen	2009	$293,004	$238,428	—	$11,375	—	—	—	$542,807
Executive Vice President, Pollo Tropical	2008	$293,004	$—	—	$20,901	—	—	—	$313,905
	2007	$285,000	$128,250	—	$—	—	—	—	$413,250

Michael A. Biviano	2009	$293,004	$235,018	—	$11,375	—	$4,389	—	$543,786
Executive Vice President, Taco Cabana	2008	$293,004	$—	—	$20,901	—	—	—	$313,905
	2007	$285,000	$71,250	—	$—	—	—	—	$356,250

(1)	We provide bonus compensation to our executive officers based on an individual’s achievement of certain specified objectives and our achievement of specified increases in stockholder value. See “Compensation Discussion and Analysis” above for a discussion of our Executive Bonus Plan. Amounts include cash bonuses paid in fiscal year 2010 and 2008 with respect to services rendered in fiscal year 2009 and 2007, respectively. No bonuses were accrued or were paid related to services rendered for fiscal year 2008.
(2)	The amounts shown in this column represent fair value of stock options granted and approved by the Compensation Committee in each of the fiscal years presented and are consistent with the grant date fair value of the award computed in accordance with FASB ASC Topic 718. Amounts for 2008 and 2007 have been recomputed using the same methodology in accordance with Securities and Exchange Commission rules. See Note 1 to our consolidated financial statements for the year ended December 31, 2009, which are included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed with the SEC on March 9, 2010 for assumptions used in the calculation of this amount. There were no forfeitures in 2009, 2008 or 2007 by our CEO or the Named Executive Officers. These amounts reflect the grant date fair value for these awards and do not correspond to the actual value that will be recognized by the executives. The actual value, if any, that an executive may realize upon exercise of the options will depend on the excess of the stock price over the base value on the date of exercise, so there is no assurance that the value realized by an executive will be at or near the value estimated by the Black-Scholes model. These grants are included and discussed further in the tables included below under “Outstanding Equity Awards at Fiscal Year-End”.
(3)	These amounts represent the above-market portion of earnings on compensation deferred by the Named Executive Officers under our nonqualified Deferred Compensation Plan. Earnings on deferred compensation are considered to be above-market to the extent that the rate of interest exceeds 120% of the applicable federal long-term rate. At December 31, 2009, 2008 and 2007, 120% of the federal long-term rate was 5.02%, 5.35% and 5.68% per annum, respectively, and the interest rate paid to participants in each year was 8.0% per annum.

Vituli Employment Agreement

In December 2006, we and Carrols entered into an employment agreement with Alan Vituli and in December of 2008 we and Carrols entered into an amendment and restatement of such December 2006 employment agreement with Alan Vituli. Pursuant to such employment agreement, as currently in effect, which originally became effective as of the Effective Time and which will expire on December 31, 2010, Mr. Vituli will continue to serve as Carrols’ and our Chairman of the Board of Directors and Chief Executive Officer. The employment agreement is subject to automatic renewals for successive one-year terms unless either Mr. Vituli, we or Carrols elect not to renew the employment agreement by giving written notice to the others at least 90 days before a scheduled expiration date. The employment agreement provided for Mr. Vituli to initially receive an annual base salary of $650,000 and provides that such amount may be increased annually at the sole discretion of our Compensation Committee. Mr. Vituli’s current base salary is $692,892. Pursuant to the employment agreement, Mr. Vituli will participate in Carrols’ Executive Bonus Plan, and any stock option or other equity incentive plans applicable to executive employees as determined by our Compensation Committee.

Accordino Employment Agreement

In December 2006, we and Carrols entered into an employment agreement with Daniel T. Accordino and in December of 2008 we and Carrols entered into an amendment and restatement of such December 2006 employment agreement with Daniel T. Accordino. Pursuant to such employment agreement, as currently in effect, which originally became effective as of the Effective Time and which will expire on December 31, 2010, Mr. Accordino will continue to serve as Carrols’ and our President and Chief Operating Officer. The employment agreement is subject to automatic renewals for successive one-year terms unless either Mr. Accordino, we or Carrols elect not to renew the employment agreement by giving written notice to the others at least 90 days before a scheduled expiration date. The employment agreement provided for Mr. Accordino to initially receive an annual base salary of $500,000 and provides that such amount may be increased annually at the sole discretion of our Compensation Committee. Mr. Accordino’s current base salary is $533,028. Pursuant to the employment agreement, Mr. Accordino will participate in Carrols’ Executive Bonus Plan, and any stock option or other equity incentive plans applicable to executive employees, as determined by our Compensation Committee.

GRANTS OF PLAN-BASED AWARDS

The following table provides certain information regarding grants of plan-based awards made to the Named Executive Officers during the fiscal year ended December 31, 2009.

Name	Grant Date	Approval Date (1)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise Price of Option Awards ($/Sh)(3)	Grant Date Fair Value of Option Awards ($)(4)
Alan Vituli	01/15/09	01/14/09	96,000	$2.60	$97,565
Daniel T. Accordino	01/15/09	01/14/09	64,000	$2.60	$72,800
Paul R. Flanders	01/15/09	01/14/09	10,000	$2.60	$11,375
James E. Tunnessen	01/15/09	01/14/09	10,000	$2.60	$11,375
Michael A. Biviano	01/15/09	01/14/09	10,000	$2.60	$11,375

(1)	The grants of plan-based awards in this table above were approved by our Compensation Committee on January 14, 2009.
(2)	Amounts shown in this column reflect the number of option awards granted to each Named Executive Officer pursuant to our stock incentive plan during 2009. Messrs. Vituli and Accordino were each granted non-qualified stock options. Messrs. Flanders, Tunnessen and Biviano were each granted incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended. All of such options vest over a period of five years, with one-fifth of such options vesting and becoming exercisable on the first anniversary of the grant date and one-sixtieth of such options vesting and becoming exercisable monthly on the first day of each month subsequent to the first anniversary of the grant date.
(3)	All stock options were granted with an exercise price per share equal to the fair market value of our Common Stock on the date of grant, or $2.60 per share.
(4)	The value of option awards granted in 2009 is based on the grant date fair value. See Note 1 to our consolidated financial statements for the year ended December 31, 2009, which are included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed with the SEC on March 9, 2010, for assumptions used in the calculation of this amount.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth certain information with respect to the value of all equity awards that were outstanding at the 2009 fiscal year end for each of the Named Executive Officers.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)(4)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Alan Vituli (1)(2)	71,100	47,400	—	$13.00	12/14/2013	—	—	—	—
	71,100	47,400	—	$15.60	12/14/2013	—	—	—	—
	36,800	59,200	—	$8.08	01/15/2015	—	—	—	—
	—	96,000	—	$2.60	01/15/2016	—	—	—	—

Daniel T. Accordino (1)(3)	47,400	31,600	—	$13.00	12/14/2013	—	—	—	—
	47,400	31,600	—	$15.60	12/14/2013	—	—	—	—
	24,533	39,467	—	$8.08	01/15/2015	—	—	—	—
	—	64,000	—	$2.60	01/15/2016	—	—	—	—

Paul R. Flanders (1)	4,410	2,940	—	$13.00	12/14/2013	—	—	—	—
	4,410	2,940	—	$15.60	12/14/2013	—	—	—	—
	4,217	6,783	—	$8.08	01/15/2015	—	—	—	—
	—	10,000	—	$2.60	01/15/2016	—	—	—	—

James E. Tunnessen (1)	5,760	3,840	—	$13.00	12/14/2013	—	—	—	—
	5,760	3,840	—	$15.60	12/14/2013	—	—	—	—
	2,875	4,625	—	$8.08	01/15/2015	—	—	—	—
	—	10,000	—	$2.60	01/15/2016	—	—	—	—

Michael A. Biviano (1)	5,760	3,840	—	$13.00	12/14/2013	—	—	—	—
	5,760	3,840	—	$15.60	12/14/2013	—	—	—	—
	2,875	4,625	—	$8.08	01/15/2015	—	—	—	—
	—	10,000	—	$2.60	01/15/2016	—	—	—	—

(1)	In December 2006, January 2008 and January 2009, we granted option awards to each Named Executive officer pursuant to our stock incentive plan. Messrs. Vituli and Accordino were each granted non-qualified stock options. Messrs. Flanders, Tunnessen and Biviano were each granted incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended. All such options vest over a period of five years, with one-fifth of such options vesting and becoming exercisable on the first anniversary of the grant date and one-sixtieth of such options vesting and becoming exercisable monthly on the first day of each month subsequent to the first anniversary of the grant date.
(2)	Pursuant to Mr. Vituli’s current employment agreement, all of Mr. Vituli’s unvested stock options will immediately vest and become exercisable in the event that we or Carrols elect not to renew Mr. Vituli’s employment agreement after the extended term, which expires on December 31, 2010, and Mr. Vituli ceases to be employed after the end of such extended term, or if Mr. Vituli’s employment is terminated by us or Carrols without cause (as defined in Mr. Vituli’s employment agreement) or upon Mr. Vituli’s retirement.
(3)	Pursuant to Mr. Accordino’s employment agreement, all of Mr. Accordino’s unvested stock options will immediately vest and become exercisable in the event that Mr. Accordino’s employment is terminated by Mr. Accordino for the reason that Mr. Vituli has ceased to be Chief Executive Officer of us or Carrols and a person other than Mr. Accordino has succeeded Mr. Vituli as Chief Executive Officer.
(4)	Stock options are granted with an exercise price per share equal to the closing price of the Company’s common stock on the grant date.

OPTIONS EXERCISED AND STOCK VESTED

The Named Executive Officers did not exercise any stock options during the fiscal year ended December 31, 2009. In addition, the Named Executive Officers currently do not hold any restricted stock.

NONQUALIFIED DEFERRED COMPENSATION

We have a Deferred Compensation Plan for employees not eligible to participate in the Carrols Corporation Retirement Savings Plan (the “Retirement Plan”) because they have been excluded as “highly compensated” employees (as so defined in the Retirement Plan), to voluntarily defer portions of their base salary and annual bonus. An eligible employee may elect, on a deferral agreement, to defer all or a specified percentage of base salary and, if applicable, all or a specified percentage of cash bonuses. All amounts deferred by the participants earn interest at 8% per annum. We do not match any portion of the funds. All of the Named Executive Officers are eligible to participate in our Deferred Compensation Plan.

The following table describes contributions, earnings and balances at December 31, 2009 under our Deferred Compensation Plan.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
Alan Vituli	—	—	$101,096	—	$1,319,133
Daniel T. Accordino	—	—	$99,255	$(295,457)	$1,295,103
Paul R. Flanders	—	—	—	—	—
James E. Tunnessen	—	—	—	—	—
Michael A. Biviano	$14,650	—	$11,089	—	$151,507

(1)	The contributions reported for Mr. Biviano were paid and contributed in 2009 with respect to services rendered in fiscal 2009.
(2)	Earnings represent the interest earned on amounts deferred at 8.0% per annum.
(3)	Amounts reported in this column include contributions that the Named Executive Officer made in 2009, 2008 and 2007 as well as aggregate earnings on the account balances as of year-end 2009.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-OF-CONTROL

Vituli and Accordino Employment Agreements

Mr. Vituli’s and Mr. Accordino’s respective employment agreements provide that if Mr. Vituli’s or Mr. Accordino’s employment is terminated without cause (as defined in their respective employment agreements) or Mr. Vituli or Mr. Accordino terminate their respective employment for good reason (as defined in their respective employment agreements), (a) in each case within twelve months following a change of control (as defined in their respective employment agreements), or (b) and a binding agreement with respect to a change of control transaction was entered into during the term of his employment and such change of control transaction occurs within 12 months after the date of his termination of employment, then in either case, Mr. Vituli and Mr. Accordino will each receive a cash lump sum payment equal to 2.99 multiplied by the average of the sum of the their respective base salary and the annual bonus paid under the Executive Bonus Plan or deferred in accordance with the Deferred Compensation Plan in the five calendar years prior to the date of termination. Their respective employment agreements also provide that if Mr. Vituli’s or Mr. Accordino’s employment is terminated by us or Carrols without cause (other than following a change of control as described above) or Mr. Vituli or Mr. Accordino terminate their respective employment for good reason (other than following a change of control as described above), Mr. Vituli and Mr. Accordino will each receive a cash lump sum payment in an amount equal to two multiplied by the average of the sum of their respective base salary and the annual bonus paid under the Executive Bonus Plan or deferred in accordance with the Deferred Compensation Plan in the five calendar years prior to the date of termination. Their respective employment agreements include non-competition and non-solicitation provisions effective during the term of their respective employment agreements and for two years following the termination of their respective employment agreements.

Change of Control/Severance Agreement

In December 2006, we and Carrols entered into a change of control/severance agreement with each of Messrs. Flanders, Tunnessen and Biviano and six of our other officers. Each change of control/severance agreement provides that if within one year following a “change of control” (as defined in the change of control/severance agreement), such employee’s employment is terminated by us or Carrols without cause (as defined in the change of control/severance agreement) or by such employee for good reason (as defined in the change of control/severance agreement), then such employee will be entitled to receive (a) a cash lump sum payment in the amount equal to the product of 18 and the employee’s monthly base salary at the then current rate, (b) an amount equal to the aggregate bonus payment for the year in which the employee incurs a termination of employment to which the employee would otherwise have been entitled had his employment not terminated under the Executive Bonus Plan then in effect, and (c) continued coverage under our welfare and benefits plans for such employee and his dependents for a period of up to 18 months. Each change of control/severance agreement also provides that if prior to a change of control or more than one year after a change of control, such employee’s employment is terminated by us or Carrols without cause or by such employee for good reason, then such employee will be entitled to receive (a) a cash lump sum payment in the amount equal to one year’s salary at the then current rate, (b) an amount equal to the pro rata portion of the aggregate bonus payment for the year in which the employee incurs a termination of employment to which the employee would otherwise have been entitled had his employment not terminated under the Executive Bonus Plan then in effect, and (c) continued coverage under our welfare and benefits plans for such employee and his dependents for a period of up to 18 months. The payments and benefits due under each change of control/severance agreement cannot be reduced by any compensation earned by the employee as a result of employment by another employer or otherwise. The payments are also not subject to any set-off, counterclaim, recoupment, defense or other right that we may have against the employee.

The following table summarizes estimated benefits that would have been payable to Messrs. Vituli and Accordino if the employment of such executive officer had been (1) terminated on December 31, 2009 by the Company without “cause” or by the executive officer for “good reason” within 12 months of a change of control of the Company; (2) terminated on December 31, 2009 by the Company without “cause” or by the executive officer for “good reason” and (a) a binding agreement with respect to a change of control transaction was entered into during the term of employment of such executive officer and (b) such change of control transaction occurs within 12 months after the date of termination of employment of such executive officer; (3) terminated by the Company for “cause” or by the executive without “good reason” on December 31, 2009; (4) terminated by the Company without “cause” or by the executive for “good reason”; (5) terminated by the Company due to disability; and (6) terminated due to death. The closing price of our Common Stock on December 31, 2009 (the last trading day in our 2009 fiscal year) was $7.07.

Name	Terminated Without Cause or by Employee For Good Reason Within 12 Months of a Change in Control ($)		Terminated Without Cause or by Employee For Good Reason Within 12 Months of a Change in Control Pusuant to a Binding Agreement Entered Into Prior to Termination ($)		Terminated For Cause or by Employee Without Good Reason ($)	Terminated Without Cause or by Employee For Good Reason ($)		Disability ($)		Death ($)
Alan Vituli
Severance	$3,044,726	(1)	$3,044,726	(1)	$—	$2,036,606	(2)	$2,018,100	(3)	$—
Bonus (4)	706,343		706,343		—	—		—		—
Accrued Vacation (5)	51,746		51,746		51,746	51,746		—		—
Welfare Benefits (6)	168,889		168,889		—	168,889		168,889		168,889
Deferred Compensation Plan (7)	1,372,785		1,372,785		1,372,785	1,372,785		1,372,785		1,372,785
Equity (8)	429,120		429,120		—	—		—		—

Total	$5,773,609		$5,773,609		$1,424,531	$3,630,026		$3,559,774		$1,541,674

Daniel T. Accordino
Severance	$2,324,511	(1)	$2,324,511	(1)	$—	$1,554,857	(2)	$1,552,500	(3)	$—
Bonus (4)	517,500		517,500		—	—		—		—
Accrued Vacation (5)	39,808		39,808		39,808	39,808		—		—
Welfare Benefits (6)	241,020		241,020		—	241,020		241,020		241,020
Deferred Compensation Plan (7)	1,347,778		1,347,778		1,347,778	1,347,778		1,347,778		1,347,778
Equity (8)	286,080		286,080		—	—		—		—

Total	$4,756,697		$4,756,697		$1,387,586	$3,183,462		$3,141,298		$1,588,798

(1)	Reflects a lump sum cash payment in an amount equal to 2.99 multiplied by the average of the sum of the base salary and the annual bonus paid under the Executive Bonus Plan or deferred in accordance with the Deferred Compensation Plan in the five calendar years prior to the date of termination (the “Five-Year Compensation Average”).
(2)	Reflects a lump sum cash payment in an amount equal to 2.00 multiplied by such executive officer’s Five Year Compensation Average.
(3)	Such amounts based on the base salary in effect at December 31, 2009 of $672,700 and $517,500 for Messrs. Vituli and Accordino, respectively, for a period of three years.
(4)	Reflects a lump sum cash payment in an amount equal to the pro rata portion of Messrs. Vituli’s and Accordino’s annual bonus under our Executive Bonus Plan for the year in which such executive officer’s employment is terminated. Amount represents the bonus earned by the executive for the year ended December 31, 2009.
(5)	Amount represents four weeks of accrued but unpaid vacation as of December 31, 2009, based on the annual salary of $672,700 and $517,500 in effect at December 31, 2009 for Messrs. Vituli and Accordino, respectively.
(6)	The employment agreements for Messrs. Vituli and Accordino each require continued coverage under our welfare and benefits plans for such executive officer and his eligible dependents for the remainder of their respective lives. The amount included in this table was actuarially determined based on the present value of future health care premiums paid for by the Company discounted at a rate of 5.70%.
(7)	Reflects all amounts previously deferred under our Deferred Compensation Plan, including any accrued interest through the six-month anniversary of the date of termination of employment, and not yet paid by the Company as of December 31, 2009.
(8)	All outstanding stock options held by the executive officer will automatically vest and become exercisable. Unlike other payments in this table, the options vest and become immediately exercisable in accordance with our stock incentive plan even if the executive officer’s employment is not terminated following a change of control (i.e. it is a “single trigger”). The amount is based on the stock options held by each executive officer at December 31, 2009 and the closing price of our Common Stock on December 31, 2009 of $7.07. At December 31, 2009, the stock options granted in January 2009 were considered in-the-money as the closing price of our Common Stock exceeded the exercise price per share.

The following table summarizes estimated benefits that would have been payable to each Named Executive Officer identified in the table if the employment of such executive officer had been terminated on December 31, 2009 by the Company without “cause” or by the executive officer for “good reason” within one year after a change of control; or if the employment of such executive officer had been terminated on December 31, 2009 by the Company without “cause” or by the executive officer for “good reason” prior to a change of control or more than one year after a change of control:

	Paul R. Flanders				James E. Tunnessen				Michael A. Biviano
	Terminated Without Cause or by Employee for Good Reason Within 12 Months of a Change in Control (1)($)		Terminated Without Cause or by Employee for Good Reason Prior to a Change in Control or More Than One Year After a Change in Control (2)($)		Terminated Without Cause or by Employee for Good Reason Within 12 Months of a Change in Control (1)($)		Terminated Without Cause or by Employee for Good Reason Prior to a Change in Control or More Than One Year After a Change in Control (2)($)		Terminated Without Cause or by Employee for Good Reason Within 12 Months of a Change in Control (1)($)		Terminated Without Cause or by Employee for Good Reason Prior to a Change in Control or More Than One Year After a Change in Control (2)($)
Severance	$395,381	(1)	$263,588	(3)	$453,241	(1)	$302,160	(3)	$453,241	(1)	$302,160	(3)
Bonus	218,538	(2)	218,538	(4)	238,371	(2)	238,371	(4)	235,018	(2)	235,018	(4)
Welfare Benefits (5)	26,936		26,936		18,042		18,042		18,769		18,769
Equity (6)	44,700		44,700		44,700		44,700		44,700		44,700

Total	$685,555		$553,762		$754,411		$603,330		$751,728		$600,647

(1)

Reflects a cash lump sum payment in an amount equal to 18 multiplied by the amount of the Named Executive Officer’s monthly base salary in effect at December 31, 2009 plus interest of 6.25% per annum (determined as the prime commercial rate established by the principal lending bank at December 31, 2009 of 3.25% plus 3%) until the time of payment which would be the 5th business day following the six month anniversary of termination.

(2)

Reflects an amount equal to the aggregate bonus payment for the year in which the Named Executive Officer incurs a termination of employment to which he would otherwise have been entitled had his employment not terminated under the Executive Bonus Plan in effect at December 31, 2009. Such payment would be made no later than March 15th of the calendar year following the calendar year the Named Executive Officer’s employment is terminated.

(3)

Reflects a cash lump sum payment in the amount equal to one year of base salary in effect at December 31, 2009 plus interest of 6.25% per annum (determined as the prime commercial rate established by the principal lending bank at December 31, 2009 of 3.25% plus 3%) until the time of payment which would be the 5th business day following the six month anniversary of termination.

(4)	Reflects an amount equal to the pro rata portion of the aggregate bonus payment for the year in which the Executive incurs a termination of employment to which the Executive would otherwise have been entitled had his employment not terminated under the Executive Bonus Plan in effect at December 31, 2009.
(5)	Reflects continued coverage of group term life and disability insurance and group health and dental plan coverage for such Named Executive Officer and his dependents for a period of 18 months based on rates in effect at December 31, 2009 without discounting.
(6)	All outstanding stock options held by the executive officer will automatically vest and become exercisable. Unlike other payments in this table, the options vest and become immediately exercisable in accordance with our stock incentive plan even if the executive officer’s employment is not terminated following a change of control (i.e. it is a “single trigger”). The amount is based on the stock options held by each executive officer at December 31, 2009 and the closing price of our Common Stock on December 31, 2009 of $7.07. At December 31, 2009, the stock options granted in January 2009 were considered in-the-money as the closing price of our Common Stock exceeded the exercise price per share.

DIRECTOR COMPENSATION

The following table summarizes the compensation we paid to our non-employee directors during the fiscal year ended December 31, 2009. Compensation information for Alan Vituli, our Chief Executive Officer, and Daniel Accordino, our Chief Operating Officer, is set forth in the Summary Compensation Table above.

Name	Fees Earned or Paid in Cash (1) ($)	Stock Award ($)	Option Award (2) ($)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Robin P. Selati (3)	$20,250	—	—	—	—	—	$20,250
Olaseni Adeyemi Sonuga (3)	$17,000	—	—	—	—	—	$17,000
Brian Friedman (4)	$19,625	—	—	—	—	—	$19,625
Nicholas Daraviras (4)	$19,000	—	—	—	—	—	$19,000
Clayton E. Wilhite	$45,500	—	$13,292	—	—	—	$58,792
Jack A. Smith	$50,500	—	$13,292	—	—	—	$63,792
Joel M. Handel	$41,750	—	$13,292	—	—	—	$55,042

(1)	The amounts listed in this column include the payment of director fees at rates in effect subsequent to the completion of our IPO.
(2)	On June 3, 2009, Messrs. Wilhite, Smith and Handel were each granted options to purchase a total of 5,000 shares under our stock incentive plan. The options vest one-fifth on the first anniversary of the award date and an additional one-fifth on each subsequent anniversary of the award date provided that the participant has continuously remained a director of the Company. The amounts shown in this column represent the fair value of stock options granted and approved by the Compensation Committee and are consistent with the grant date fair value of the award computed in accordance with FASB ASC Topic 718. See Note 1 of the consolidated financial statements for the year ended December 31, 2009, which are included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and filed with the SEC on March 9, 2010, for assumptions used in the calculation of this amount. There were no forfeitures in 2009 by these persons.
(3)	Includes director fees paid to Messrs. Selati and Sonuga through July 2, 2009, on which date each resigned as a director in connection with the purchase of common stock by the JCP Group from funds managed by MDP and BIB.
(4)	Includes director fees paid to Messrs. Friedman and Daraviras since July 2, 2009, the date each of them became a director of the Company.

We use a combination of cash and stock-based compensation to attract and retain qualified non-employee directors to serve on our Board of Directors. The members of the Board of Directors, except for any member who is an executive officer or employee, each receives a fee for serving on our Board or Board committees. Non-employee directors receive compensation for board service as follows:

•	Annual retainer of $30,000 per year for serving as a director.

•

Attendance fees of an additional $2,000 for each Board of Directors meeting attended in person and $500 for each Board of Directors meeting attended telephonically or by videoconference. The chairman of the Audit Committee receives an additional fee of $10,000 per year and each other member of the Audit Committee receives an additional fee of $2,500 per year. The chairman of the Compensation Committee receives an additional fee of $5,000 per year and each other member of the Compensation Committee receives an additional fee of $2,500 per year. The chairman of the Corporate Governance and Nominating Committee receives an additional fee of $2,500 per year. All directors will be reimbursed for all reasonable expenses they incur while acting as directors, including as members of any committee of the Board of Directors.

•

In accordance with the terms of our stock incentive plan, in fiscal 2009, members of our Board of Directors, except for any member who was an executive officer or employee (and former directors who had been designated as directors pursuant to agreements with our former large institutional stockholders, MDP and BIB) received an annual grant of stock options to purchase 3,500 shares of our Common Stock on the date of our 2009 annual meeting of our stockholders. For 2009, the Board of

Directors also approved the grant of an additional 1,500 stock options to such directors on the date of our 2009 annual meeting of our stockholders. Pursuant to our stock incentive plan, upon becoming a director, any future director will receive a number of shares of restricted Common Stock having an aggregate fair market value (as defined in our stock incentive plan) of $100,000. Messrs. Friedman and Daraviras each did not receive such grant of restricted stock upon becoming a director of the Company on July 2, 2009.

•

Our Board of Directors has approved an amendment to our stock incentive plan pursuant to which beginning on the date of our annual meeting of stockholders in 2010 and on the date of each annual meeting thereafter, members of our Board of Directors, except for any member who is an executive officer or employee (and Brian P. Friedman, Nicholas Daraviras or any other individuals designated by or affiliated with the JCP Group or any of their respective affiliates) will receive a number of shares of restricted Common Stock having an aggregate fair market value (as such term is defined in our stock incentive plan) of $25,000 on the date of grant.

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

The Audit Committee has selected Deloitte & Touche LLP as the independent registered public accounting firm to audit and report upon the consolidated financial statements of the Company for the fiscal year ending December 31, 2010. Although stockholder ratification of the Board’s action in this respect is not required, the Board’s considers it desirable for stockholders to pass upon the selection of auditors and, if the stockholders disapprove of the selection, intends to reconsider the selection of the independent registered public accounting firm for the fiscal year ending December 31, 2010.

A representative of Deloitte & Touche LLP is expected to be present at the Meeting and will have the opportunity to make a statement if so desired and is expected to be available to respond to appropriate questions from stockholders.

The Board of Directors recommends a vote FOR ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2010. Proxies received in response to this solicitation will be voted FOR the appointment of the independent registered public accounting firm unless otherwise specified in the proxy.

Fees for Professional Services

The following table sets forth the aggregate fees billed to the Company for the fiscal years ended December 31, 2009 and 2008 by its independent registered public accounting firm, Deloitte & Touche LLP:

	Fiscal Year Ended December 31,
	2009	2008
	(Amounts in thousands)
Audit Fees (1)	$823	$857
Audit-Related Fees	—	—

Total Audit and Audit Related Fees	823	857
Tax Fees (2)	18	52

Total	$841	$909

(1)	Audit fees represents the aggregate fees billed or to be billed for professional services rendered for the audit of our annual consolidated financial statements, review of interim quarterly financial statements included in our quarterly reports on Form 10-Q, and for the effectiveness of the Company’s internal controls over financial reporting.
(2)	The aggregate tax fees billed for professional services rendered for tax compliance.

Policy on Audit Committee Pre-Approval of Services Provided by Deloitte & Touche LLP.

The Audit Committee has established policies and procedures regarding pre-approval of all services provided by the independent registered public accounting firm. The Audit Committee pre-approves all audit and non-audit services provided by the independent registered public accounting firm, other than de minimis non-audit services, and shall not engage the independent registered public accounting firm to perform the specific non-audit services proscribed by law or regulation. The Audit Committee may form one or more subcommittees, each of which shall take such actions as shall be delegated by the Audit Committee; provided, however, the decisions of any Audit Committee member to whom pre-approval authority is delegated must be presented to the full Audit Committee at its next scheduled meeting.

Incorporation By Reference

A copy of the our Annual Report on Form 10-K and all of the exhibits attached for the fiscal year ended December 31, 2009, as filed with the SEC, may be obtained from www.proxyvote.com or the SEC’s website at www.sec.gov. In addition, upon written request, we will send a complete copy of the Annual Report on Form 10-K as instructed on the Notice or below under “Other Matters”.

Other Matters

Stockholder proposals intended for inclusion in our proxy statement relating to the Annual Meeting of Stockholders in 2011 must be received by us no later than December 28, 2010. Any such proposal must comply with Rule 14a-8 of Regulation 14A of the proxy rules of the SEC. The proxy or proxies designated by the Company will have discretionary authority to vote on any matter properly presented by a stockholder for consideration at the 2011 Annual Meeting of Stockholders but not submitted for inclusion in the proxy materials for such meeting unless notice of the matter is received by the Company on or prior to March 13, 2011 and certain other conditions of the applicable rules of the SEC are satisfied. Under our amended and restated bylaws, proposals of stockholders not intended for inclusion in the proxy statement, but intended to be raised at our regularly scheduled Annual Meeting of Stockholders to be held in 2011, including nominations for election as directors of persons other than nominees of the Board of Directors, must be received no later than March 11, 2011 and must comply with the procedures outlined in our amended and restated bylaws, which may be found on our website www.carrols.com or a copy of which is available upon request from the Secretary of the Company, 968 James Street, Syracuse, New York 13203.

We will bear the cost of preparing, assembling and mailing the Notice and, if requested, the form of proxy, this Proxy Statement and other material which may be sent to stockholders in connection with this solicitation and all costs associated with the new SEC rule that allows us to deliver our proxy materials to stockholders via the Internet. In addition to solicitation of proxies by use of the Internet, telephone and mail, our directors, officers and employees (who will receive no compensation therefore in addition to their regular remuneration) may solicit the return of proxies by telephone, telegram or personal interview.

We will request banks, brokerage houses and other custodians, nominees and fiduciaries to forward copies of the Notice to their principals and to request instructions for voting the proxies. We may reimburse such banks, brokerage houses and other custodians, nominees and fiduciaries for their expenses in connection therewith.

COPIES OF OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2009, TOGETHER WITH FINANCIAL STATEMENTS AND SCHEDULES, AS FILED WITH THE SEC ARE AVAILABLE TO STOCKHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST ADDRESSED TO JOSEPH A. ZIRKMAN, VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY, CARROLS RESTAURANT GROUP, INC., 968 JAMES STREET, SYRACUSE, NEW YORK 13203, OR ORAL REQUEST TO MR. ZIRKMAN AT 315-442-0513.

Our Board of Directors does not intend to present, and does not have any reason to believe that others intend to present, any matter of business at the meeting other than those set forth in the accompanying Notice of Annual Meeting of Stockholders. However, if other matters properly come before the Meeting, it is the intention of the persons named in the enclosed form of proxy to vote any proxies in accordance with their judgment.

WE ENCOURAGE YOU TO AUTHORIZE YOUR PROXY ELECTRONICALLY BY GOING TO THE WEBSITE WWW.PROXYVOTE.COM OR BY CALLING THE TOLL-FREE NUMBER (FOR RESIDENTS OF THE UNITED STATES AND CANADA) LISTED ON YOUR NOTICE AND PROXY CARD. PLEASE HAVE YOUR NOTICE OR PROXY CARD IN HAND WHEN GOING ONLINE OR CALLING. IF YOU AUTHORIZE YOUR PROXY ELECTRONICALLY OVER THE INTERNET, YOU DO NOT NEED TO RETURN YOUR PROXY CARD. IF YOU CHOOSE TO AUTHORIZE YOUR PROXY BY MAIL, SIMPLY MARK YOUR PROXY CARD, AND THEN DATE, SIGN AND RETURN IT IN THE POSTAGE-PAID ENVELOPE PROVIDED.

By order of the Board of Directors,

JOSEPH A. ZIRKMAN
Vice President, General Counsel and Secretary

968 James Street

Syracuse, New York 13203

April 27, 2010

CARROLS RESTAURANT GROUP, INC. ATTN: PAUL R. FLANDERS, VP/CFO 968 JAMES STREET SYRACUSE, NY 13203

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M24059-P89347 KEEP THIS PORTION FOR YOUR RECORDS — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
THIS PROXY CARD IS VALIDONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

CARROLS RESTAURANT GROUP, INC.	For	Withhold	For All	To withhold authority to vote for any individual nominee, mark “For All Except” and write the number of the nominee on the line below.
The Board of Directors recommends that you vote “FOR” items 1 and 2. Vote on Class I Directors	All	All	Except
	☐	☐	☐
1. To elect as Class I Directors of Carrols Restaurant Group, Inc., the nominees below:
Nominees:
01) Alan Vituli 02) Daniel T. Accordino

					For	Against	Abstain
2. To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of Carrols Restaurant Group, Inc. for the 2010 fiscal year.					☐	☐	☐
3. In their discretion, upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof.

The Annual Meeting of Stockholders will be held on Wednesday, June 9, 2010 at 10:00 am EDT at the Sheraton Syracuse University Hotel & Conference Center, 801 University Avenue, Syracuse, NY 13210.

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted FOR items 1 and 2. If any other matters properly come before the meeting, the person(s) named in this proxy will vote in their discretion.

These items of business are more fully described in the Proxy Statement. Only stockholders of record on April 15, 2010 may vote at the meeting or any adjournment thereof. To vote by Internet, go to www.proxyvote.com.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date		Signature (Joint Owners)	Date

CARROLS RESTAURANT GROUP, INC.

ANNUAL MEETING OF STOCKHOLDERS

JUNE 9, 2010

10:00 A.M. EDT

SHERATON UNIVERSITY HOTEL & CONFERENCE CENTER

801 University Ave., Syracuse, New York 13210

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and 10-K Wrap are available at www.proxyvote.com.

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
M24060-P89347

CARROLS RESTAURANT GROUP, INC.

PROXY FOR HOLDERS OF COMMON STOCK

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The stockholder hereby appoints Paul R. Flanders and Joseph A. Zirkman, or either of them, as proxies, each with full power of substitution and revocation, and hereby authorizes them to represent and vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Carrols Restaurant Group, Inc. that the stockholder is entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 A.M. EDT on Wednesday, June 9, 2010 at the Sheraton University Hotel & Conference Center, 801 University Ave., Syracuse, New York 13210 and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSAL 2.

Continued and to be signed on reverse side